UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 1, 2007

RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.
(Exact name of registrant as specified in its charter)

TX	33-75758	75-2533518
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

8080 North Central Expressway, Suite 210, LB-59, Dallas, TX		75206
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 891-8294

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 1, 2007, Renaissance Capital Growth & Income Fund III, Inc. (the “Fund”) entered into an amended Investment Advisory Agreement (the “Agreement”) with RENN Capital Group, Inc. (“RENN Group”) pursuant to which RENN Group will continue to serve as the Fund’s investment advisor.

The Agreement clarifies that the Fund will pay RENN Group a management incentive fee in an amount equal to 20% of all net realized capital gains, if any, computed net of all realized capital losses and unrealized capital depreciation of the Fund. The calculation of the incentive fee will not incorporate any offset of unrealized capital depreciation by unrealized capital appreciation. The effect of the use of this method to calculate the incentive fee is that each year, the cumulative performance of the Fund since its inception will provide the basis for the calculation of the incentive fee.

The Agreement also clarifies that the base management fee paid to RENN Group will be assessed following the assessment of the incentive fee. Thus, the base management fee will be calculated net of any incentive fee payable.

The Fund has a material relationship with RENN Group. Russell Cleveland, President, CEO and a Director of the Fund, is the sole director and majority shareholder of RENN Group. Additionally, Barbe Butschek, Secretary and Treasurer of the Fund, is Senior Vice President, Secretary and Treasurer of RENN Group, and is a shareholder of RENN Group.

This description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.

March 2, 2007	/s/ Russell Cleveland
(Date)	Russell Cleveland, President

Exhibit Index

Exhibit Number	Description
10.1	Investment Advisory Agreement, dated as of March 1, 2007.